Exhibit 10.1

Execution Copy

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

MUZINICH BDC, INC.

AND

MUZINICH BDC ADVISER, LLC

Investment Management Agreement made this 7th day of August, 2019 (this “Agreement”), by and between MUZINICH BDC, INC., a Delaware corporation (the “Company”), and MUZINICH BDC ADVISER, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company;

WHEREAS, the Company has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

WHEREAS, the Company and the Adviser desire to enter into this Agreement to set forth the terms and conditions for the provision by the Adviser of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.    Duties of the Adviser.

(a)    The Company hereby engages the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth and in accordance with this Agreement. The Adviser shall have full and complete authority at its sole discretion, without prior reference to the Company, and at such times as the Adviser shall think fit, to make decisions to invest the assets of the Company, subject to and in accordance with (i) the investment objective, policies and restrictions that are set forth in the Registration Statement of the Company, as the same may be amended from time to time; (ii) the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law; and (iii) the Company’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the securities and other assets that the Company will purchase, retain or sell, (ii) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (iii) identify, evaluate and negotiate investments made by the Company and/or the structure thereof (including without limitation performing due diligence with respect to any instrument and/or company in which the Company may invest); (iv) buy, sell, exchange, redeem hold, convert or otherwise deal with and/or execute transactions with respect to, any kind of security or other property in which the Company may invest; (v) service and monitor the Company’s investments, including without limitation by exercising or refraining from exercising any right conveyed by a particular investment to buy, sell, subscribe for, exchange or redeem an investment; (vi) exercise or refrain from exercising any governance or ownership right conferred by a particular investment; (vii) enter into any foreign exchange and/or derivative transactions; and (viii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds and/or which the Adviser reasonably considers to be necessary, desirable or incidental to carrying out the services under this Agreement. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company and to enter into and/or execute any documents agreements, master agreements confirmations, deeds, or other instruments, and to open any accounts, required or appropriate to provide the services described herein. In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act. Notwithstanding anything to the contrary herein, the Adviser shall not be required to take or accept any responsibility or action that the Adviser reasonably determines could cause it to be deemed to have custody for purposes of Rule 206(4)-2 under the Investment Advisers Act.

(b)    The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)    Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law. For the avoidance of doubt, the Adviser shall also be permitted to delegate and/or outsource to third parties back-office services which do not involve such service providers providing investment advice.

(d)    For all purposes herein provided, the Adviser shall be deemed to be an independent contractor.

(e)    The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.    Reimbursement of Expenses.

(a)    All investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the base compensation, bonus and benefits, and the routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and its affiliates and not by the Company. The Company shall bear all other costs and expenses of its operations, administration, and transactions, including, without limitation, those relating to: (a) initial organization costs and operating costs incurred prior to the commencement of the Company’s operations; (b) calculating individual asset values and the Company’s price per share equal to the net asset value (including the cost and expenses of any independent valuation firm); (c) out-of-pocket expenses, including travel expenses, incurred by the Adviser, or members of Muzinich, or payable to third parties in performing due diligence on prospective portfolio companies, and, if necessary, enforcing the Company’s rights; (d) costs of offering or effecting any sale of, or repurchases of, our common stock and other securities, if any (e) costs of research and market data; (f) the Management Fee and any Incentive Fee; (g) certain costs and expenses relating to distributions paid on the Company’s shares; (h) administration fees payable under the Administration Agreement; (i) costs relating to the engagement of the Company’s chief compliance officer; (j) debt service and other costs of borrowings or other financing arrangements; (k) direct costs incurred by the Adviser or its affiliates in providing managerial assistance to portfolio companies; (l) amounts payable to third parties relating to, or associated with, making or holding investments; (m) transfer agent and custodial fees; (n) costs of hedging; (o) commissions and other compensation payable to brokers or dealers; (p) federal, state and local taxes; (q) Independent Director fees and expenses, including certain travel expenses; (r) costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies); (s) costs associated with other reporting and/or compliance obligations under applicable federal and/or state laws, including registration and listing fees, and the compensation of professionals responsible for the preparation of any of the foregoing; (t) the costs of any reports, proxy statements or other notices to the Company’s stockholders (including printing and mailing costs); (u) the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; (v) the Company’s fidelity bond; (w) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (x) extraordinary expenses (such as litigation or indemnification payments); (y) direct costs and expenses of administration; (z) fees and expenses associated with audits, accounting, tax advisors and outside legal and consulting costs; (aa) costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; (bb) costs of winding up; (cc) and all other expenses reasonably incurred by the Company in connection with making investments and administering the Company’s business.

(b)    To the extent that expenses to be borne by the Company, are paid by the Adviser, the Company will reimburse the Adviser for such expenses.

3.    Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Management Fee”) and incentive fees (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)    The Management Fee shall accrue at an annual rate equal to 1.00% (0.25% quarterly) of the average of the Company’s net asset value (“NAV”) (excluding uninvested cash and cash equivalents), calculated based on the Company’s NAV at the end of the then-current calendar quarter and the Company’s NAV at the end of the prior calendar quarter. For the avoidance of doubt, the Management Fee payable in respect of the Company’s first quarter (i.e., the period beginning on the initial drawdown date and ending on the last day of the quarter in which the initial drawdown date occurred) will be equal to 0.25% of the average of the Company’s NAV at the end of such quarter and zero. The Management Fee shall be payable quarterly in arrears. Such amount shall be appropriately adjusted (based on the number of days actually elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases by the Company during a calendar quarter. The Management Fee for any partial quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial quarter relative to the total number of days in such quarter). For purposes of this Agreement, cash equivalents shall mean U.S. government securities and investment grade debt instruments maturing within one year of purchase of such instrument by the Company. The fair value of derivative financial instruments held in the Company’s portfolio will be included in the calculation of net assets of the Company.

(b)    The Incentive Fee will not be released to the Adviser until the liquidation of the Company’s portfolio. However, the Incentive Fee will accrue throughout the Company’s life, and the Company may set aside assets in anticipation of the payment thereof. . In order to determine the size of the Incentive Fee, the Company will refer to the Incentive Fee calculation methodology described below (the “Incentive Fee Calculation Methodology”). For the avoidance of doubt, the Incentive Fee Calculation Methodology is not intended to describe the Company’s actual operations with respect to the making of distributions – and the Incentive Fee Calculation Methodology does not limit the Company’s ability to make distributions to stockholders over the life of the Company (other than the Company’s actual payment of the Incentive Fee upon liquidation of the Company). Rather, the Incentive Fee Calculation Methodology is a tool whose sole purpose is to calculate the size of the Incentive Fee.

To calculate the size of the Incentive Fee, the Company will refer to (1) the amounts and timing of stockholders’ contributions to the Company, and (2) the amounts and timing of the Company’s distributions, and will analyze those contributions and distributions under the incentive fee calculation methodology described below. The Incentive Fee will equal the total amount of distributions that would be made to the Adviser under paragraphs (iii) and (iv) of the Incentive Fee Calculation Methodology.

The Incentive Fee Calculation Methodology is:

(i)	First, the Company will make distributions to its stockholders until stockholders have received 100% of Contributed Capital (as defined below).

(ii)

Second, the Company will make distributions to its stockholders until stockholders have received a 7% return per annum, compounded annually, on their capital contributions, from the date each capital contribution is made through the date such capital has been returned.

(iii)

Third, the Company will make distributions to the Adviser until it has received under this paragraph (iii) 12.5% of the total amount distributed by the Company under paragraph (ii) and this paragraph (iii).

(iv)	Thereafter, any additional amounts that the Company distributes will be paid 87.5% to stockholders and 12.5% to the Adviser.

Notwithstanding anything to the contrary herein, in no event will an amount be paid with respect to the Incentive Fee to the extent it would exceed the limitations set forth in Section 205(b)(3) of the Advisers Act.

“Contributed Capital” is the aggregate amount of capital contributions that have been made by all stockholders in respect of their shares of common stock to the Company. All distributions (or deemed distributions), including investment income (i.e., proceeds received in respect of interest payments, dividends and fees) and proceeds attributable to the repayment or disposition of any investment, to stockholders will be considered a return of Contributed Capital. Unreturned Contributed Capital equals aggregate Contributed Capital minus cumulative distributions, but is never less than zero.

The term “distribution” includes all distributions of the Company’s assets including in respect of proceeds from the full or partial realization of the Company’s investments and income from investing activities and may include amounts treated as return of capital, ordinary income and capital gains for accounting, tax and/or other purposes.

(c)    In the event that this Agreement is terminated prior to the termination of the Company (other than an instance in which the Adviser voluntarily terminates the agreement), the Company will pay to the Adviser an Incentive Fee payment in connection with such termination (the “Termination Incentive Fee Payment”). The Termination Incentive Fee Payment will be calculated as of the date this Agreement is terminated and will equal the amount of Incentive Fee that would be payable to the Adviser if (a) all Investments were liquidated for their current value (but without taking into account any unrealized appreciation of any investment), and any unamortized deferred investment-related fees would be deemed accelerated, (b) the proceeds from such liquidation were used to pay all the Company’s outstanding liabilities, and (c) the remainder were distributed to stockholders and paid as Incentive Fee in accordance with the Incentive Fee Calculation Methodology, subject to the limitations set forth in Section 205(b)(3) of the Advisers Act. The Company will make the Termination Incentive Fee Payment in cash on or immediately following the date this Agreement is so terminated.

4.    Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Investment Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.    Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

6.    Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company. The Adviser shall be responsible (for avoidance of doubt, at the expense of the Company) for reporting the Company’s proxy voting activities, as required, through periodic filings on Form N-PX.

7.    Limitations on the Engagement of the Adviser. The services of the Adviser to the Company are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer, employee or shared employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Adviser allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Company. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Company and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Company and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Company and each Managed Account simultaneously or on an aggregated basis. These investment opportunities generally will be allocated between the Company and such other Managed Account(s) in a manner that the Adviser believes to be fair and equitable under the circumstances, in accordance with the Adviser’s trade allocation policies and procedures.

8.    Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company and not as a manager, partner, officer and/or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

9.    Limitation of Liability of the Adviser; Indemnification.

(a)     The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

(b)    The Company shall promptly advance funds to an Indemnified Party to cover the costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) the Indemnified Party incurs in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the fullest extent permitted by Delaware General Corporation Law, the Investment Company Act and the Articles of Incorporation, subject to the provisions (i) and (ii) of this subparagraph below.

(i)

A request by the Indemnified Party for advancement of funds shall be accompanied by the Indemnified Party’s (A) written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and (B) written undertaking (or a written undertaking of another person or entity on the Indemnified Party’s behalf) to repay such advancements upon the occurrence of any of the events barring indemnification.

(ii)

Funds shall be advanced to the Indemnified Party if (A) the Company is insured against losses arising by reason of any such lawful advancements to the Indemnified Party; (B) a determination is made by the vote of a majority of a quorum of Independent Directors, or by Independent Directors’ counsel in a written opinion, based on a review of the readily available facts then known, that there is reason to believe that the Indemnified Party ultimately will be found to be entitled to indemnification pursuant to this Section 9; or (C) in the absence of insurance or such a determination by the Independent Directors or Independent Directors’ counsel, such undertaking is secured by a surety bond or other appropriate security provided by the Indemnified Party. In any such determination by the Independent Directors or Independent Directors’ counsel pursuant to subpart (B) of this subparagraph, the Indemnified Party shall be afforded a rebuttable presumption that the Indemnified Party did not engage in conduct barring indemnification.

10.    Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date the Company commences its investment operations following the effectiveness of the Company’s Registration Statement. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and the Indemnified Parties as and to the extent applicable.

11.    No Third Party Beneficiaries. This Agreement is made for the benefit of and shall be enforceable by, each of the parties hereto and nothing in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party (except as herein otherwise specifically provided) to this Agreement.

12.    Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.    Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

14.    Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

MUZINICH BDC, INC.

By:	/s/ Paul Fehre
Name:	Paul Fehre
Title:	CFO and Treasurer

MUZINICH BDC ADVISER, LLC By: Muzinich & Co., Inc., acting solely as its managing member

By:	/s/ Paul Fehre
Name:	Paul Fehre
Title:	Chief Operating Officer

[Signature page for Investment Management Agreement]